Exhibit 99.3

China Teletech Limited

Unaudited Pro-forma Consolidated Financial Statements

December 31, 2009

(Stated in US Dollars)

China Teletech Limited

To:           The Board of Directors and Stockholders
 China Teletech Limited

Report of Independent Registered Public Accounting Firm

We have examined the pro forma adjustments reflecting the transactions described in Note 2 and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated balance sheet of China Teletech Limited (formerly, Stream Horizon Studios, Inc.) as of December 31, 2009, and the pro forma consolidated statement of operations for the year then ended.  The historical consolidated financial statements are derived from the historical financial statements of China Teletech Limited (formerly, Stream Horizon Studios, Inc.) and China Teletech Limited (formerly, Sierra Vista Group Ltd.), which were reviewed by us.  Such pro forma adjustments are based on management’s assumptions described in Note 2. The Company’s management is responsible for the pro forma financial information. Our responsibility is to express an opinion on the pro forma financial information based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transactions occurred at an earlier date. However, the pro forma consolidated financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

In our opinion, management’s assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in Note 2, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the pro forma consolidated balance sheet as of December 31, 2009, and the pro forma consolidated statement of operations for the year then ended.

San Mateo, California                                                                                                                     Samuel H. Wong & Co., LLP
November 12, 2010                                                                                                                          Certified Public Accountants

China Teletech Limited

Unaudited Pro Forma Consolidated Statement of Operation for the Year Ended December 31, 2009

	As Reported China Teletech Limited (formerly “Stream Horizon Studios, Inc.”)	As Reported China Teletech Limited (formerly “Sierra Vista Group Limited”)	Adjustments	Note	Pro Forma Consolidated
Sales	$-	$10,803,459			$10,803,459
Cost of sales	-	(10,393,324)			(10,393,324)
Gross profit	-	410,135			410,135

Selling expenses	-	(49,493)			(49,493)
General and administrative expenses	-	(312,730)			(312,730)
Income from operations	-	47,912			47,912

Interest income	-	73			73
Interest expense	-	(3)			(3)
Other income	757,095	19,971			777,066
Other expenses	-	(19,266)			(19,266)
Income before taxation	757,095	48,687			805,782

Income tax / tax benefit	-	(34,859)			(34,859)
Net income	$757,095	$13,828			$770,023

Basic and diluted net income per common share	$757,095	$1,382.80			$0.00
Basic weighted average common shares outstanding	1	10	249,999,989	2	250,000,000
Diluted weighted average common shares outstanding	1	10	249,999,989	2	250,000,000

China Teletech Limited

Unaudited Pro Forma Consolidated Balance Sheet as at December 31, 2009

	As Reported China Teletech Limited (formerly “Stream Horizon Studios, Inc.”)	As Reported China Teletech Limited (formerly “Sierra Vista Group Limited”)	Adjustments	Note	Pro Forma Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$ -	$ 337,490			$ 337,490
Other receivables, net	-	160,962			160,962
Inventories	-	253,118			253,118
Advance to suppliers	-	117,007			117,007
Prepaid expenses	-	123,677			123,677
Total current assets	-	992,255			992,255

Non-Current Assets
Plant and equipment, net	-	28,526			28,526
Other non-current assets	-	258			258
TOTAL ASSETS	-	1,021,039			1,021,039

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	-	2,116			2,116
Taxes payables	-	225,197			225,197
Other payables	-	86,724			86,724
Related party payable	-	52,887			52,887
Accrued liabilities	-	40,000			40,000
TOTAL LIABILITIES	-	406,924			406,924

STOCKHOLDERS’ EQUITY
Preferred stock (($0.000 par value, 10,000,000 shares authorized, 0 share issued and outstanding at December 31, 2009)	-	-			-
Common stock (($0.000 par value, 250,000,000 shares authorized, 250,000,000 shares issued and outstanding at December 31, 2009)	-	10	(10)	3	-
Additional paid in capital	89,111	1,410,246	(89,101)	3	1,410,256
Accumulated other comprehensive income	148,551	119,801	(148,551)	3	119,801
Retained earnings	(237,662)	(915,942)	237,662	3	(915,942)
Total stockholders’ equity	-	614,115			614,115
Non-controlling interests	-	-			-
TOTAL STOCKHOLDERS’ EQUITY	-	614,115			614,115
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ -	$ 1,021,039			$ 1,021,039

Notes to the Unaudited Pro Forma Consolidated Financial Statements
December 31, 2009

1.	The Company and Principal Business Activities

China Teletech Limited, formerly known as Stream Horizon Studios, Inc. (the “Company”), was incorporated under the laws of the Province of British Columbia, Canada on October 1, 2001 under the name Infotec Business Strategies, Inc. The Company is a subsidiary of Wavelit, Inc., a Nevada corporation.

China Teletech Limited (“CTL”), formerly “Sierra Vista Group Limited,” is a British Virgin Islands Company, was incorporated on January 30, 2008 under the British Virgin Islands Business Companies Act, 2004.  The Company was formed for the purpose of providing a group structure to enhance the viable capacity as discussed below of its two variable interest entities located in the People’s Republic of China (“PRC”); namely, (a) Shenzhen Rongxin Investment Co., Ltd. (“Shenzhen Rongxin”) and (b) Guangzhou Yueshen Taiyang Network and Technology Co., Ltd. (“Guangzhou Yueshen”). CTL’s primary business operations are conducted through Shenzhen Rongxin and Guangzhou Yueshen.

Mr. Liu Dong and Mr. Zhao Yuan beneficially own Shenzhen Rongxin 51% and 49%, respectively.  Shenzhen Rongxin’s primary business is the wholesale and distribution of mineral water.  Shenzhen Rongxin is the exclusive supplier of Tibet Glacial 5100 spring water to the Guangdong Province of PRC, which currently has a population of approximately 110 million people.

Shanghai Classic Group Limited (“Shanghai Classic”), an investment holding company incorporated in the British Virgin Island, wholly owns Guangzhou Yueshen.    Guangzhou Yueshen is principally engaged in the trading and distribution of rechargeable phone cards, prepaid subway tickets, cellular phones, and cellular phone accessories in Guangzhou City in the PRC.  Guangzhou Yueshen sells to wholesalers, retailers, and end users.

On September 8, 2010, in accordance with PRC law, CTL acquired from Shanghai Classic, all of the outstanding registered capital of Guangzhou Yueshen.  Prior to September 8, 2010, the Company had accounted for Guangzhou Yueshen as a variable interest entity because as a consequence of several contractual agreements, the Company was entitled to all the benefits and obligations of generated from the operations of Guangzhou Yueshen.   With the intent of solidifying and ratifying the Company’s relationship with Guangzhou Yueshen from the perspective of the PRC government, the Company changed its relationship with Guangzhou Yusehn from that of a variable interest based on contractual obligations to each other, to that of a legal wholly owned subsidiary.

Similarly, pursuant to a share purchase agreement, the Company agreed to acquire all of the registered capital of Shenzhen Rongxin from Mr. Liu Dong and Mr. Zhao Yuan for RMB 5,000,000.  The completion of this transaction is pending approval by the PRC government.

2.	Proposed Transactions

The pro forma consolidated financial statements reflect the effects of the following proposed transactions:

(a)	Spin-off

The Company will be spun off from its parent to the shareholders of Wavelit, Inc where the shareholders of Wavelit, Inc. will receive an aggregate of 8,750,000 common shares of the Company.

(b)	Share Exchange

The Company will enter into reverse merger transaction via a share exchange agreement with CTL.  Under the terms of the share exchange agreement, the Company will issue an aggregate of 241,250,000 shares of common stock to the shareholders of CTL for 100% of the outstanding stock of CTL.

Notes to the Unaudited Pro Forma Consolidated Financial Statements December 31, 2009

In these pro-forma consolidated financial statements, the Company has accounted for the shares exchange transaction between itself and CTL as a recapitalization of CTL where the Company (the legal acquirer) is considered the accounting acquiree and CTL (the legal acquiree) is considered the accounting acquirer. Accordingly, the financial data included in the accompanying consolidated financial statements is that of the accounting acquirer CTL.  The historical stockholders’ equity of the accounting acquirer prior to the share exchange has been retroactively restated as if the share exchange transaction occurred as of the beginning of the first period presented.  Any assets or liabilities of the Company prior to the share exchange transaction were immaterial. The Company is deemed to be a continuation of the business of BVI.

3.	Pro-forma Adjustments
No.	Account Name	Dr.	Cr.
1	Retained Earning	237,662
	Additional Paid in Capital		89,111
	Accumulated Other Comprehensive Income		148,551

Narration:	To eliminate the original capitalization and retained earnings of the Company.

2	Additional Paid in Capital	10
	Share Capital		10

Narration:	To set up share capital and additional paid-in capital of the Company after reverse merger transaction